As filed with the Securities and Exchange Commission on August 16, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ECTEL LTD.
(Exact name of registrant as specified in its charter)

Israel	None
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

ECtel Ltd.
10 Amal St.
Afek Industrial Park
Rosh Ha'ayin 48092 Israel
(Address, including zip code, of principal executive offices)

ECtel Ltd. 2003 Share Option Plan

ECtel Ltd. 2003 U.S. Employee Stock Option Plan
(full title of the plan)

ECtel Inc.
8211 W. Broward Blvd. Suite 460,
Fort Lauderdale, FL 33324

+1-954-4652400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hadar Solomon, Adv.
10 Amal St.
Afek Industrial Park
Rosh Ha'ayin 48092 Israel
972-3-900-2121

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary Shares, nominal
value NIS 0.04 per share	1,622,808	(2)	$3.189	(3)	$5,175,135	(3)	$609.11
Ordinary Shares, nominal
value NIS 0.04 per share	127,192		$4.5	(4)	$572,364	(4)	$67.37
Total	1,750,000				$5,544,999		$676.48

(1)	This registration statement shall also cover any additional ordinary shares that become issuable under the Ectel Ltd. 2003 Share Option Plan and the Ectel Ltd. 2003 U.S. Employee Stock Option Plan (the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the registrant’s outstanding ordinary shares.
(2)	Represents ordinary shares subject to options outstanding under the Plans as of the date of this registration statement.
(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price of $3.189 per share represents the weighted average exercise price for such outstanding options.
(4)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the last sale of the registrant’s Ordinary Shares on the Nasdaq National Market on August 10, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), along with other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the ECtel Ltd. 2003 Share Option Plan or the ECtel Ltd. 2003 U.S. Employee Stock Option Plan, are available without charge by contacting:

ECtel Inc.
Attn.: Miriam Meislik
8211 W. Broward Blvd. Suite 460,
Fort Lauderdale, FL 33324
Telephone: +1-954-4652400

OR

ECtel Ltd.
Attn. Hadar Solomon, Adv.
10 Amal St.
Afek Industrial Park
Rosh Ha'ayin 48092 Israel
Telephone: +972-3-900-2121

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by ECtel Ltd. (the “Company”) are incorporated herein by reference:

(a)	The registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2004, filed on June 28, 2005.

(b)	Description of the registrant’s ordinary shares contained in the Registration Statement on Form 8-A filed on October 21, 1999.

(c)	The registrant’s reports on Form 6-K filed on August 8, 2005

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Company to the Commission during such period, or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

         Not applicable

Item 5. Interests of Named Experts and Counsel

         Not applicable

Item 6. Indemnification of Directors and Officers

Exculpation of Office Holders

Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may prospectively exempt an office holder from liability to the company, in whole or in part, for a breach of his duty of care provided that the articles of association of the company allow it to do so. Our articles of association allow us, subject to the provisions of the Companies Law, to exculpate office holders from all or some of their responsibility resulting in a breach of duty of care to us.

Insurance Relating to Office Holders

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into an insurance contract for the insurance of all or party of the liability of any office holder imposed on such office holder in respect of an act performed in his/her capacity as an office holder for:

—	a breach of his duty of care to us or to another person;

—	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice our interests; or

—	a financial obligation imposed upon him in favor of another person.

We have obtained liability insurance covering our officers and directors.

Indemnification of Office Holders

Our articles of association provide that we may indemnify an office holder against the following obligations and expenses imposed on the office holder with respect to an act performed in the capacity of an office holder:

—	a financial obligation imposed on such office holder in favor of another person, by a court judgment, including a settlement or an arbitrator’s award approved by the court; and

—	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court in a proceeding institute against such office holder by us, or that is instituted on our behalf or by another person, or in a criminal charge from which such office holder was acquitted, or in a criminal proceeding in which such office holder is convicted of an offense that does not require proof of criminal intent.

Our articles of association also include provisions:

—	authorizing us to undertake, prospectively, to indemnify an office holder as described above, provided that the undertaking is limited to those types of events which our board of directors deems to be anticipated when the undertaking is given and to an amount determined by our board of directors to be reasonable under the circumstances; and

—	authorizing us to retroactively indemnify an officer or director.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

—	A breach by the office holder of his duty of loyalty unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly (excluding a breach arising out of negligent conduct of the office holder);

—	any act or omission committed with the intent to derive an illegal personal benefit; or

—	any fine imposed on the office holder.

—	a prohibited dividend or distribution to shareholders

In addition, under the Companies Law, exculpation and indemnification of, and procurement of insurance coverage for our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders.

Our articles of associations also provide that, subject to the provisions of applicable law, we may procure insurance for, or indemnify, any person who is not an office holder, including without limitation, any of our employees, agents, consultants or contractors.

Item 7. Exemption from Registration Claimed

         Not applicable

Item 8. Exhibits

4.1	ECtel Ltd. 2003 Share Option Plan

4.2	ECtel Ltd. 2003 U.S. Employee Stock Option Plan

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of Somekh Chaikin, a member of KPMG International, Independent Registered Public Accounting Firm.

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports, filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Ha’ayin, Israel on the 16th day of August, 2005.

ECTEL LTD. BY: /S/ Eitan Naor —————————————— Eitan Naor President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eitan Naor and Hadar Solomon, and each of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eitan Naor —————————————— Eitan Naor	President and Chief Executive Officer (Principal Executive Officer), Director	August 16, 2005

/s/ Ron Fainaro —————————————— Ron Fainaro	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 16, 2005

—————————————— Harel Beit-On	Director	August 16, 2005

/s/ Rami Entin —————————————— Rami Entin	Director	August 16, 2005

/s/ Talia Livni —————————————— Talia Livni	Director	August 16, 2005

/s/ Giora Bitan —————————————— Giora Bitan	Director	August 16, 2005

/s/ Prof. Gil S. Epstein —————————————— Prof. Gil S. Epstein	Director	August 16, 2005

Authorized Representative in the United States

ECTEL INC.

By : /s/ Ron Fainaro —————————————— Name: Ron Fainaro Title: Director	August 16, 2005

Exhibit Index

Exhibit Number

4.1	ECtel Ltd. 2003 Share Option Plan

4.2	ECtel Ltd. 2003 U.S. Employee Stock Option Plan

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of Somekh Chaikin, a member of KPMG International, Independent Registered Public Accounting Firm.

23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)